EXHIBIT 99.1

Sharps Compliance Reports Fourth Quarter and Fiscal Year 2010 Financial Results

  Fourth quarter core revenue, which excludes the U.S. Government contract, grew 5%; fiscal 2010 core revenue up 12%
  Fourth quarter Retail and Professional market business increased 93% and 68%, respectively; full year up 124% and 55%, respectively over fiscal 2009
  Core government sales for the fourth quarter up over 200% on Iowa and North Dakota pharmacy programs and Veterans Administration pilot program
  Fiscal year 2010 revenue increased 93% to $39.2 million on successful build-out phase of U.S. Government contract, strong flu shot season and developing marketing campaign targeted on professional market
  Fiscal year 2010 diluted earnings per share more than double to $0.63
  Continued investments in operations infrastructure and sales and marketing in anticipation of volume expansion
  Strong, flexible balance sheet with a cash balance of $18.1 million, working capital of $21.6 million and no debt at June 30, 2010

HOUSTON, Texas, August 10, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting, today reported financial results for the fourth quarter and fiscal year ended June 30, 2010.

Revenue in the fourth quarter of fiscal 2010 was $4.2 million compared with revenue of $6.7 million in the corresponding period of the prior fiscal year. For the fiscal year ended June 30, 2010, revenue grew 92.9%, or $18.9 million, to $39.2 million compared with fiscal year 2009 revenue of $20.3 million.

Fourth quarter 2010 net loss was $1.1 million compared with net income of $0.7 million in the fourth quarter of fiscal 2009. On a per diluted share basis, the loss in the fiscal 2010 fourth quarter was $0.07 compared with net income of $0.05 in the prior year period. Net income was up measurably in fiscal 2010 to $9.4 million, or $0.63 per diluted share, compared with net income of $4.2 million, or $0.30 per diluted share, in fiscal 2009.

Dr. Burton J. Kunik, Chairman and CEO of Sharps Compliance noted, "We had an excellent fiscal 2010 as we completed the product build out phase of the $40 million U.S. Government contract and are now into the maintenance phase of the program. During the latter half of the year, we have focused on investing in sales and marketing and operating infrastructure to support our anticipated growth from our core markets and additional government opportunities. We believe we are reaching more prospects that could benefit from our Sharps Recovery System™ and Rx TakeAway™ System, as well as our full vendor managed programs such as the Sharps MWMS™, a Medical Waste Management System we implemented for the U.S. Government agency customer. Importantly, we continue to innovate and address our responsibility to the environment and are investing in and promoting the PELLA-DRX™ Waste Conversion Process™, which repurposes medical waste and provides an excellent means for many organizations to address their environmental management and sustainability concerns."

Changing Revenue Drivers: Focus on Core Revenue Growth While Continuing to Pursue Large Government Contracts

Customer billings, which the company believes is an appropriate measure of performance and progress of the business, were $4.6 million in the fourth quarter of fiscal 2010 compared with $7.0 million in the corresponding period of the prior fiscal year. Core customer billings, which are defined as total billings less billings associated with the U.S. Government contract, were $4.2 million in the fiscal 2010 fourth quarter, up 7.7% over $3.9 million for the fourth quarter of fiscal 2009. The prior year fourth quarter had $3.1 million in billings related to the product build-out phase of the Government contract, while the current quarter included $0.4 million for maintenance of the product. Fiscal year 2010 customer billings were $39.4 million, an increase of 91% over billings of $20.7 million in fiscal 2009. Core customer billings for the full year increased 10.2%, which excludes $23.2 million and $6.0 million in billings related to the U.S. Government, in fiscal year 2010 and 2009, respectively. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release.)

Driving fourth quarter core revenue growth was measurable billings to the Retail and Professional markets, which grew 92.9%, or $0.5 million, and 67.8%, or $0.2 million, respectively, and an over 200%, or $0.2 million, increase in core government revenue reflecting the unused medication programs the Company has in Iowa and North Dakota and the implementation of the Department of Veterans Affairs ("VA") pilot program. Growth from these markets was slightly offset by reduced billings in the Home Healthcare market, which was down as a result of distributor incentive programs, and the Pharmaceutical market which was down as a result of timing of customer orders and the discontinuation of one of the Company's six Patient Support Programs. The higher full year core results were due to similar reasons as in the fourth quarter.

The Company's Retail billings historically begin to ramp up during its fiscal year fourth quarter due to seasonal flu shots.  With the increase in flu shots being administered in retail settings combined with the concerns over the H1N1 and other flu viruses, demand from this market has rapidly increased. Sharps recognized $1.1 million in billings to the Retail market in the fourth quarter of fiscal 2010, more than double the $0.5 million in billings the prior year period. For the fiscal year 2010, Retail billings were $4.3 million compared with $1.9 million in fiscal 2009.

David P. Tusa, President, commented, "We continue to be the leader in managing medical waste for the retail clinics across the country and we expect another strong year. We believe this market will continue its rapid rate of growth, as a greater number and percentage of shots are being administered outside the traditional settings. It's cost effective for the medical industry, convenient for the patients, and an excellent driver of store traffic for the retailer."

The increase in the Professional market was a direct result of the Company's targeted marketing activities to educate doctors, dentists and veterinarians on the significant cost advantage of Sharps Compliance's medical waste recovery system as compared with the traditional pick-up service in order to capture that market. Its marketing efforts also include increasing sales through distributors, which also contributed to the growth in core revenue.

Sharps launched a pilot program with the VA in February 2010 which led to increases in core government billings. The pilot provided select VA medical centers with the SharpsRecovery System and RxTakeAway System to their patients. Mr. Tusa commented, "The program has been well-received by both the VA and their patients. Since its original launch, the pilot program has expanded to other geographic areas within the VA. The VA's pharmacy services division provides comprehensive care to over 5.5 million veterans each year, and, if the pilot program were adopted as a standard of care for veterans served by the VA system, the VA would be a trendsetter in defining the model for addressing unused medication and self-injection device disposal."

The larger adjustment of $0.5 million from billings to revenue in the fourth quarter of fiscal 2010 was primarily due to timing of billing and receipt of shipments by customers at the end of the period.

Fourth Quarter and Fiscal Year 2010 Operating Performance

Gross margin was 29.4% in the fourth quarter of fiscal 2010 compared with gross margin of 56.6% in the fiscal 2009 fourth quarter. Gross margin contraction was due to lower revenue as the U.S. Government contract transitioned to the maintenance phase, investments to expand and upgrade the Company's infrastructure, including the incineration facility, the addition of new operational personnel and related rollout costs for PELLA-DRX™. Gross margin for the fiscal year ended June 30, 2010 increased to 60.4% from 51.5% reported for fiscal 2009, a reflection of the substantial operating leverage inherent in the business with higher revenue.

Selling, general and administrative (SG&A) expense in the fourth quarter of fiscal year 2010 was $2.7 million compared with $2.6 million reported in the same period of the prior year.  Included in the fiscal 2009 fourth quarter was a special charge of $512 thousand related to the departure of a former officer of the Company. The year-over-year increase, excluding the charge, was a result of additional sales personnel, higher marketing and public relations expense, and cost related to the PELLA-DRX™ Waste Conversion Process™. There were also increases in patent preparation and filings expenses, legal expenses, audit and related fees and regulatory consulting fees. For fiscal 2010, SG&A expense was $8.8 million compared with $6.6 million for the prior year period. The higher SG&A for the fiscal year period was due to similar reasons as in the fourth quarter.

The Company expects SG&A expense for fiscal 2011 will be approximately $9.2 million, although it may flex higher for targeted sales and marketing activities.

For the fourth quarter of fiscal 2010, the Company incurred an operating loss of $1.6 million compared with operating income of $1.1 million reported in the same period of the prior year. For fiscal year 2010, operating income was $14.4 million, or 36.8% of revenue compared with fiscal 2009 operating income of $3.5 million, or 17.1% of revenue.

Mr. Tusa noted, "We believe there are substantial opportunities available to Sharps in what we estimate as a $2 billion market for used syringes and unused medical waste generated outside of hospital and large healthcare settings. In order for us to expand our customer base and ultimately land major deals, we must have the infrastructure and related personnel in place; so we continued our investment in those areas in the fourth quarter, knowing the near-term impact it would have on our margins and earnings. One of those investments, the PELLA-DRX™ Waste Conversion Process™, has the potential to accelerate the many sales opportunities that exist."

The decline in net income in the fourth quarter was primarily a result of the negative impact on leverage from lower sales volumes and increased investments in operations infrastructure, the Company's new Waste Conversion Process™ and sales and marketing activities. Net income for the fiscal 2009 fourth quarter was negatively impacted $0.02 per diluted share by the previously noted special charge.

The increase in net income in fiscal 2010 was the result of significant sales volume growth. Fiscal 2009 net income was positively impacted by a $1.8 million, or $0.13 per diluted share, income tax benefit recorded in the quarter ended December 31, 2008, which more than offset the special charge recorded in the fourth quarter of fiscal 2009.

Outlook

The Company remains confident of the many growth opportunities in its markets served including Retail, Professional and Government. While the Company's unused medication line of TakeAway solutions generated about $400,000 of billings in fiscal year 2010, the contribution to fiscal year 2011 billings could be significant when considering the impact of potential sales to the Veterans Administration and pharmacy chains, including the majors.

Mr. Tusa stated, "We added  two (2) inside sales personnel in the fourth quarter and now have a group of eight (8) calling on targeted professional offices and more recently, smaller, independent home healthcare and assisted living facilities. New sales from this initiative are now in excess of $25 thousand a month. It is our plan to continue to grow this team, and expect to add as many as four (4) inside sales personnel by the end of the calendar year."

Dr. Kunik added, "Although we are still in discussion with many pharmaceutical manufacturers regarding our Patient Support Program ("PSP"), we are ultimately disappointed with the sales cycle and their response to the recent California legislation. We believe our PSP addresses the legislative requirements that went into effect in July of this year, but also helps to improve patient experience and compliance."

The Company expects to recognize approximately $0.8 million in the first half of fiscal year 2011 and $1.5 million in the second half for the maintenance component of the U.S. Government contract. The maintenance portion of the contract includes options to extend through January 2014 at an estimated $3.0 million per year.

Liquidity and Balance Sheet

Cash and cash equivalents were $18.1 million at June 30, 2010 compared with $19.8 million at March 31, 2010 and $4.8 million at the end of fiscal 2009. The significant increase in cash and cash equivalents from the prior year was driven by cash generated from operations of $9.3 million combined with the net proceeds of $4.8 million from the public offering completed in the second quarter of 2010, and proceeds from stock option exercises of $1.1 million, less capital expenditures of $3.0 million. The $1.7 million decrease in cash from the sequential quarter was primarily the result of $1.3 million capital expenditures and the loss from operations of about $0.9 million. Working capital was $21.6 million at June 30, 2010, an increase over the fiscal 2009 year end level of $4.6 million, but down from $22.7 million at March 31, 2010.

The Company received a federal income tax refund of $2.0 million in July of 2010.

At June 30, 2010, stockholders' equity and total assets were $26.9 million and $31.6 million, respectively, up from stockholders' equity of $9.6 million and total assets of $15.2 million at June 30, 2009.

At June 30, 2010, the Company had no debt outstanding. On July 19, 2010, Sharps announced a new $5.0 million, two-year revolving line of credit with Wells Fargo Bank, NA. The line replaces the Company's prior $2.5 million line of credit with JPMorgan Chase Bank. The line of credit is available to finance working capital as well as organic expansion opportunities or potential acquisitions.

Fourth Quarter and Fiscal Year End 2010 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps' corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by dialling (201) 689-8560 and entering conference ID number 354336. The webcast can be monitored at www.sharpsinc.com. Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

To listen to the archived call, dial (858) 384-5517, and enter conference ID number 354336. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. ET Tuesday, August 17, 2010. A transcript will also be posted once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting.  Its strategy is to capture a large part of the estimated $2 billion untapped market for used syringes and unused medical waste outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physician, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as "sharps"). Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive medical waste and dispensed unused medication solution designed for emergency preparedness programs. Sharps also offers vendor managed inventory programs and Patient Support Programs which incorporate the Company's SharpsTracer™ system.

Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

This release contains certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"), including customer billings information. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three-Months Ended			Twelve-Months Ended
	June 30,			June 30,
	2010	2009	% Change	2010	2009	% Change
	(unaudited)	(unaudited)		(unaudited)
Revenue	$ 4,152	$ 6,687	(37.9%)	$ 39,156	$ 20,297	92.9%

Cost of revenue	2,930	2,903	0.9%	15,502	9,841	57.5%
Gross profit	1,222	3,784	(67.7%)	23,654	10,456	126.2%
Gross margin	29.4%	56.6%		60.4%	51.5%
SG&A expense	2,700	2,561	5.4%	8,815	6,604	33.5%
Depreciation and amortization	106	120	(11.7%)	441	388	13.7%

Operating income (loss)	(1,584)	1,103		14,398	3,464
Operating margin	(38.2%)	16.5%		36.8%	17.1%
Other income (loss)	12	1		37	33

Net income (loss) before income taxes	$ (1,572)	$ 1,104		$ 14,435	$ 3,497
Income taxes (benefit)	(467)	427		5,079	(700)
Net income (loss)	$ (1,105)	$ 677		$ 9,356	$ 4,197

Net income (loss) per share
Basic	$ (0.07)	$ 0.05		$ 0.66	$ 0.33
Diluted	$ (0.07)	$ 0.05		$ 0.63	$ 0.30

Weighted Average Shares Outstanding
Basic	14,779	13,225		14,176	12,908
Diluted	14,779	14,355		14,952	13,996

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	June 30, 2010	June 30, 2009
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$ 18,068	$ 4,792
Accounts receivable, net	2,033	1,606
Inventory	1,738	2,283
Prepaid and other current assets	3,369	776
Deferred income taxes	83	17
Total current assets	25,291	9,474
Property and equipment, net	5,631	3,445
Deferred income taxes, net of current portion	503	2,121
Intangible assets, net	207	148
Total assets	$ 31,632	$ 15,188

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$ 1,220	$ 2,499
Accrued liabilities	1,079	1,188
Current portion of deferred revenue	1,375	1,221
Total current liabilities	3,674	4,908
Long-term deferred revenue	583	625
Other liabilities	434	85
Total liabilities	4,691	5,618
Stockholders' equity:
Total stockholders' equity	26,941	9,570
Total liabilities and stockholders' equity	$ 31,632	$ 15,188

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)

	Three-Months Ended June 30,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Home Health Care	$ 1,755	38.0%	$ 2,014	$ (259)	(12.9%)
Retail	1,113	24.1%	577	536	92.9%
Government	615	13.3%	3,161	(2,546)	(80.5%)
Professional	475	10.3%	283	192	67.8%
Hospitality	256	5.5%	210	46	21.9%
Pharmaceutical	99	2.2%	472	(373)	(79.0%)
Other	301	6.6%	257	44	17.1%
Subtotal	4,614	100.0%	6,974	(2,360)	(33.8%)
GAAP Adjustment *	(462)		(287)	(175)	61.0%
Revenue Reported	$ 4,152		$ 6,687	$ (2,535)	(37.9%)

	Twelve-Months Ended June 30,
	2010	% Total	2009	$ Change	% Change
BILLINGS BY MARKET:
Government	$ 23,842	60.4%	$ 6,254	$ 17,588	281.2%
Home Health Care	6,543	16.6%	7,454	(911)	(12.2%)
Retail	4,338	11.0%	1,933	2,405	124.4%
Professional	1,644	4.2%	1,059	585	55.2%
Hospitality	1,015	2.6%	917	98	10.7%
Pharmaceutical	742	1.9%	1,558	(816)	(52.4%)
Other	1,284	3.3%	1,500	(216)	(14.4%)
Subtotal	39,408	100.0%	20,675	18,733	90.6%
GAAP Adjustment *	(252)		(378)	126	(33.3%)
Revenue Reported	$ 39,156		$ 20,297	$ 18,859	92.9%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company's balance sheet as deferred revenue.
CONTACT:  Sharps Compliance Corp.
          David P. Tusa, President
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com